                                                    ---------------------------
                                                            OMB APPROVAL
                                                    ---------------------------
--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: October 31, 2001
--------                                            Estimated average burden
                                                    hours per response .... 0.5
                                                    ---------------------------

                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,
       SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR
              SECTION 30(f) OF THE INVESTMENT COMPANY ACT OF 1940

(Print or Type Responses)


-----------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    Hamrick,     Stephen       H.             Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)            W.P. Carey & Co. LLC ("WPC")          (Month/Day/Year)
     (Last)     (First)     (Middle)           June 25, 2001             ----------------------------------
                                                                                                            ------------------------
 139 Van Bolen Way                         ----------------------------  5. Relationship of Reporting         7. Individual or
----------------------------------------   3. I.R.S Identification            Person(s) to Issuer                Joint/Group Filing
             (Street)                         Number of Reporting           (Check all applicable)               (Check Applicable
                                              Person, if an entity       ----- Director   -----   10% Owner      Line)
                                              (voluntary)                  X                                       X
   Mahwah,        NJ          07430                                      ----- Officer    -----   Other (specify ----- Form filed by
--------------------------------------     ----------------------------  (give title below)             below)         One Reporting
      (City)      (State)      (Zip)                                                Managing Director                  Person
                                                                               ---------------------------       ----- Form filed by
                                                                                                                       More than One
                                                                                                                       Reporting
                                                                                                                       Person
-----------------------------------------------------------------------------------------------------------------------------------
                                                            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
                                                            TABLE I
      Section 1                                   Section 2                      Section 3                   Section 4
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                      10,000                         D
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------



FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Securities:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

------------------------------------------------------------------------------------------------------------------------------------
Option (1)                      4/1/02     4/1/10      Common Stock      25,000          $19.65            D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses: (1) The options vest in three equal annual installments beginning April 1, 2002.


                                    /s/ Stephen H. Hamrick               7/10/01
                                    -------------------------------   -------------
                                    **Signature of Reporting Person        Date



 *If the form is filed by more than one reporting person, see Instruction 5(b)(v).

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, See Instruction 6 for procedure.

http://www.sec.gov/smbus/forms/form3.htm
Last update: 08/10/1999